MuniYield New Jersey Insured Fund, Inc.
File Number: 811-7138
CIK Number: 891037
For the Period Ending: 10/31/2006

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2006.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

10/13/06	$1,340	New Jersey Economic	0.052%	10/17/06